Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Green Thumb Industries Inc.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of Green Thumb Industries Inc. (the Company) of our report dated April 15, 2020, relating to the Company’s consolidated financial statements as of and for the year ended December 31, 2019 and our report dated December 20, 2019 related to the Company’s combined financial statements as of and for the year ended December 31, 2017, which are contained in that Prospectus.

Our report on the consolidated financial statements as of and for the year ended December 31, 2019 refers to a change in accounting for leases on January 1, 2019 due to the adoption of Financial Accounting Standard Board’s Accounting Standards Codification 842, Leases.

We also consent to the reference to us under the caption “Experts” in the Prospectus constituting a part of this Registration Statement.

/s/ Macias Gini & O’Connell LLP

San Francisco, California

August 21, 2020